Exhibit 99.1
Conference Call Transcript
GulfMark Offshore 1st Quarter Earnings Call
Event Date/Time: July 27, 2009, 9:00 AM ET
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore — Chairman
Quintin Kneen
GulfMark Offshore — Executive Vice President and Chief Financial Officer
Bruce Streeter
GulfMark Offshore — CEO and President
Moderator:David Butters
July 27, 2009
8:00 a.m. CT

Operator:	Good morning. My name is Beth and I will be your conference operator today. At this I would like to welcome everyone to the GulfMark Offshore Second Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you’d like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key.

This conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC.

Mr. Chairman, David Butters, you may begin your conference.

David Butters:	Thank you, Beth and good morning everyone and welcome to GulfMark’s second quarter earnings conference call. Our format today will be the usual one; covering financial results, operating environment and outlook, as well as a question-and-answer period.

However, today we will inaugurate a change in our co-host for the call. Quintin Kneen, our newly appointed Executive Vice President and Chief Financial Officer, will report on our financial results. I want to take this opportunity, by the way to congratulate Quintin on his appointment and wish him all the success that I know he will need in this tough market.

Quintin succeeds Ed Guthrie, who recently retired from the Chief Financial Officer position and was a very significant contributor to GulfMark’s success. His steady hand and sound judgment, helped guide us in our global expansion, while at the same time insisted that we maintain a solid balance sheet and financial condition. Thank you, Ed, we will miss you.

Now, I’d like to pass the call over to Quintin.

Quintin Kneen:	Thank you, David. As we indicated in our press release, we reported better than expected results both in the second quarter and the first half. The second quarter was characterized by relative strength in the North Sea and in Southeast Asia. Sequentially, the North Sea provided a 33 percent increase in the operating income and Southeast Asia provided a 15 percent increase.

Operating income in the Americas was noticeably off, down 57 percent sequentially. These results were driven primarily from a decrease in the Gulf of Mexico. Other areas in the Americas however, such as Brazil, Trinidad and Mexico faired much better, flat to slightly up in those other areas.

Our revenue for the quarter was 104.7 million down slightly from Q1. North Sea revenues were up five percent and Southeast Asia revenues were up 10 percent. Utilization was a big driver in both regions. Additionally the North Sea was helped by currency fluctuations and Southeast Asia was helped by capacity increases.

In Southeast Asia we added the Sea Cherokee in the quarter. Also — although not an impact on Q2, as we noted in the press release, we added the Sea Comanche over the weekend. Americas was a different story, revenue in the

Americas was down 8.4 million and that was all Gulf of Mexico, silver lining is that the revenue in the rest of the Americas was up slightly.

General and administrative expenses were up sequentially. This increase was solely due to one-time non-cash expenses associated with the acceleration of vesting of restricted stock. Depreciation was also up in Q2, currency impact in the North Sea account for about half of the increase and the addition of the new vessels contributed the remainder. With the Sea Comanche delivering in Q3, you should expect another 250,000 of depreciation per quarter going forward.

Operating costs were down 1.4 million sequentially and that’s net of contrary currency movements in the North Sea. So, solid operating improvements in the North Sea, stemming from reduced repairs and maintenance and reduced spending on supplies and consumables being the primary drivers.

Tax expense for the quarter was essentially zero, a benefit of 37,000. There were no special tax items in the quarter. Our tax rate outlook for the full-year and hence the remainder of the year is four percent. As of the last call, we were guiding six to eight percent. So, the adjustment down to four percent resulted in a catch-up benefit in the current quarter, hence the zero tax rate.

We performed six drydocks for the quarter as expected, but we came in ahead of our estimates on drydock days and dollars. We utilized only 93 days as compared to the 110 days we had budgeted and drydock expense for the quarter was approximately 2.6 million, compared to our originally budgeted amount of five million.

The difference from our previous estimate is due to some changes to the particular vessels we chose to drydock. And we also achieved some efficiencies that reduced the overall cost particularly on the Gulf of Mexico vessels. This was the first round of drydocks for certain class of those vessels and it appears that we’ll be able to complete those drydocks at a lower overall cost.

Specifically for Q3, we are currently estimating six drydocks that will result in approximately 120 drydock days and cost approximately $5 million. By region we expect that to breakout as follow, 30 days in the North Sea for two million. 20 days in Southeast Asia for 600,000, and 70 days in the Americas for 2.4 million.

For Q4, we are currently estimating another five drydocks that will result in 120 drydock days and cost approximately five million, very similar to Q3. However the regional breakout is 20 days in North Sea for one million, 50 days in Southeast Asia for two million and 50 days in the Americas for two million.

Capital expenditures for the quarter totaled 6.4 million and that represents ongoing progress payments under our new build program, as well as capitalized interest and a small amount of capital for vessel upgrades. Our updated estimate of capital expenditures for the new build program for the remainder of 2009 is 56.4 million, with a substantial majority of that being in Q4.

We took delivery of two vessels in the quarter, the Blacktip, which we mentioned on the Q1 call and we took delivery of the Tiger another 181 foot FSV for the Gulf of Mexico market. And as I mentioned earlier on the call, over the past weekend we took delivery of the Sea Comanche, a 250 foot AHTS for the South East Asia market.

So, to give you a recap on where we are on our New Build Program. As of the last call we had six vessels still under construction, we have taken delivery of the two that I just mentioned, which leaves four more deliveries under the New Build Program. One will be delivered in Q4, a 284 foot PSV into the North Sea market and then we have three that will be delivered into 2010.

As it pertains to 2010, the capital requirements for the New Build Program is now estimated to be approximately 50 million and that would complete the requirements under the current program.

Cash on hand at quarter end was 165.9 million; all totaled net debt, total debt less cash, decreased by 58.5 million since March 31. Very respectable and consistent with the quarterly cash generation goals we set for ourselves for 2009.

There has been a slight decrease in the outstanding debt balances as of quarter end. The senior notes represented 159.7 million of our outstanding indebtedness and there is now only 80 million outstanding under our 175 million revolving credit facility.

The outstanding balance on the senior facility is 143.5 million. Subordinated facility, outstanding balance remains unchanged at 85 million. Total outstanding indebtedness is therefore 468.2 million and net of cash the balance at quarter end was 302.3 million.

One capital item worth mentioning is the maturity of the indebtedness we acquired with the Rigdon acquisition. That debt matures June 30, 2010, 11 months from now, and at maturity the outstanding balance will be approximately 210 million.

Currently the balance is 228.6 million and this amount is shown as current on the June 30 balance sheet. We are currently in discussions with the banks and we will seek the best option in dealing with this maturity. Our current intention is to refinancing the bank market, which we estimate will result in a two percentage point increase on the interest rate for this debt.

We expect to complete the refinancing before the end of the year. Obviously I am not in a rush to refinance due to the increase in the rates and the additional fees, but given the conditions of the global bank market we wanted to get a head start on this refinancing.

Overall, forward contract cover for the reminder of 2009 stands currently at 61 percent, that’s down slightly from the 64 percent that we reported on the last earnings call. Consolidated contractual revenue for the reminder of 2009 is 134.1 million that’s revenue dollars and is down from the 217.1 million of revenue dollars we had in our forward contract cover for the reminder of 2008 at this time last year. One hundred and thirty four point one million of revenue dollars for the reminder of 2009 breaks out as follows; 51.6 million for the North Sea, 27.2 million for Southeast Asia, and 55.3 million for the Americas.

Contract cover for 2010 stands at 38 percent, which is consistent with what we reported on the last earnings call. All told, given current market conditions we are comfortable with our global contract cover for 2009 and 2010. Obviously we have more spot rate exposure than we have had in the recent years, but that’s nothing that we are under unaccustomed to at this part of the cycle.

We had two special items in Q2 that impacted comparability with past quarters. The first was the sale of the Sefton Supporter, which resulted in a gain of approximately 900,000, now to avoid any potential confusion, the Sefton Supporter has not been in our vessel counts for sometime. She has been laid up in the North Sea and — and other than that the other item was the acceleration of the restricted stock, I mentioned earlier, which had a pretax impact of 1.1 million.

As you probably noticed our actual and our guidance on effective tax rate keeps on going down. We started the year guiding at 10 to 12 percent, and we are currently guiding to four percent. This is all before the special items. What is driving the reduction is the shift of pre-tax profitability from high-tax rate jurisdictions like the Gulf of Mexico to lower tax jurisdictions that we operate in all other areas of the world.

Rate reduction represents real cash savings, not one-time or special items, it also has the benefit that our domestic operational income is shielded by corporate expenses and financing costs.

With that I’ll transfer the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2009.

Bruce Streeter:	Thanks Quintin. I’d like to start today by thanking Quintin for setting up this call on my birthday and allowing all of you the opportunity to commemorate that event.

I’m sure you are aware and we are quite pleased with the quarter. It was an opportunity in which we’ve seen some good contract rollovers. We’ve seen a build of cash that’s consistent with what we wanted and we continued to demonstrate a strong balance sheet.

I think the fundamentals that allowed us to do that were highlighted in the press release, and our ability to contract forward the mix of vessels and the mix of locations where we operate.

As you all are aware, the Gulf of Mexico has seen weakness, the Gulf of Mexico particularly as it relates to natural gas has been hit very hard, and that will impact our results and I suspect that we’ll see a weak quarter or two.

I keep reading about increases in jack-up demand and the jack-up recovery either later this year and early 2010, and obviously we will watch for that and we will see benefit as those kind of markets improve. But we are clearly in a down cycle and we are doing what we can to keep ourselves strong during that period and to keep the company on a long-term basis in a very good position.

I don’t think we are particularly concerned about quarter-over-quarter, we always work to the long-term. In any cycle and at anytime there are obviously things that we can do to improve the quarters and some of that is not necessarily window dressing, but some of it is related to the near-term at the expense of the long-term and we won’t make those kind of changes.

We did see some improvement in costs and some other actions that we’ve taken to control cost, we will show up later. But clearly we have, always had a focus on reducing cost and the second quarter is not different than at any other time.

Our mix of contracts does us well. Now, you can see that we’ve had some difficulty increasing contract coverage moving forward, that’s particularly so in the Gulf of Mexico where we have a large number of the vessels, particularly the smaller swing PSV’s in the marketplace and the crew boat market is clearly negative today. But to the extent that we can, we are continuing to move forward and we have seen some very good results particularly in the North Sea market and continued strength in Southeast Asia.

Last week we issued a joint press release, establishing operations with the new charter in the North Sea. That’s a start of a five-year vessel contract. We have also added term coverage with two other existing clients and some consideration against potential for future commitments as their activity potentially increases next year. And we’ll soon sit down with another existing client to discus mutual opportunities going forward.

So we have, in fact greatly reduced the potential availability in the U.K. spot market and with the one area of focus being the pretty large Anchor Handlers that has some fairly good impact on us. One of those is now committed well into 2010, the other two are in the process of completing projects and they may spend time in the North Sea spot market or they may go on to other term opportunities.

In Asia, as Quintin has mentioned and as was in the press release, the last of the Keppel new builds delivered, we have the naming ceremony this weekend and the vessel will shortly go on its term charter in Indonesia. And the vessel that has been holding the job for the arrival of the Sea Comanche has some level of forward cover. And we have a couple of other vessels with short-term coverage, but largely we’re building coverage going forward in Southeast Asia.

June was an extremely good month for us there, 100 percent contract coverage and 100 percent utilization and then this month we have one other vessels that has been in drydock that’s completed and she doesn’t start her next job until the 1st of August. And we’ve had two other vessels that came off during the month which now are in the process of going on to their next job.

Brazil, the market is very consistent, we still look more to the future than we did in the term. We’ll see some others fixed vessels here in the near-term, we have one vessel that’s off hire, the other vessel that had a due date in 2009 has been committed through an extension going forward and we expect that as the Brazil marketplace develops that we should have some opportunity to take advantage of it.

So, as I go around the world, obviously we have a tough marketplace. In most cases, we’ve been able to put to advantage the types of vessels and the reputation that we have to continue client relations and to build contract coverage. Gulf of Mexico being the one exception where the market is extremely weak and probably will be so, until we see a pickup in the natural gas prices and or jack-up utilization.

This month, we’re also upgrading another vessel which will give us one more vessel with DP2 capabilities and we’ll continue to look at upgrades and improvements on other vessels and obviously movements of vessels between areas where we can put them to advantageous charters.

Our focus on costs will continue, but labor is our largest cost and to the extent that it is appropriate, we’re going to try to maintain the right people to man the vessels who can take advantage of the opportunities and the development of the contract options as we go forward.

At present we have one vessel cold stacked in the North Sea. It is a smaller, older standby vessel and we have several of the 4,000 vessels and several Crewboats in what we would deem a warm stack situation. We have adequate crews to man those vessels and put them to work, but we’ve also reduced costs and increased focus on doing maintenance.

We’ve had a good quarter. We’ve been able to build on excellent client relationships and to work with customers to mutual benefit. We have to face the market we have today, but we have the ability, the balance sheet, the equipment to do that and I expect that we have to do it better than others may have.

And with that brief summary, I think I’ll turn it over for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question press the star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. There are no questions at this time, Mr. Kneen.

Quintin Kneen:	All right. Well, if there are no questions, obviously — Bruce and I are always available for additional questions after the call, please feel free to call us. With that any closing Bruce or David.

Bruce Streeter:	No, I am just very pleased with this performance and I know its tough, but I am really excited about what we are doing.

David Butters:	OK. If there are no questions, then we will go ahead and close, and thank everybody for participating.

Quintin Kneen:	Operator, close the call.

Operator:	This concludes today’s conference call, you may now disconnect. Thank you.
END